Exhibit 4.6

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 10-K of which this exhibit is a part, Otis Worldwide Corporation (the “Company,” “Otis,” “we,” “us,” and “our”) has four classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our common stock, par value $0.01 per share; (2) our 0.000% Notes due 2023 (the “2023 Notes”); (3) our 0.318% Notes due 2026 (the “2026 Notes”) and (4) our 0.934% Notes due 2031 (the “2031 Notes”, and together with the 2023 Notes and the 2026 Notes, the “Notes”).

Common Stock
The following briefly summarizes certain terms of Otis’ common stock. This summary does not describe every aspect of our common stock and is subject, and is qualified in its entirety by reference, to all the provisions of our amended and restated certificate of incorporation and our amended and restated bylaws.

Otis’ common stock is listed on the New York Stock Exchange under the symbol “OTIS.”

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders.

Holders of common stock are entitled to share equally in the dividends, if any, that may be declared by Otis’ board of directors out of funds that are legally available to pay dividends, but only after payment of any dividends required to be paid on outstanding preferred stock. Upon any voluntary or involuntary liquidation, dissolution or winding up of Otis, the holders of common stock will be entitled to share ratably in all assets of Otis remaining after we pay:

•all of our debts and other liabilities and
•any amounts we may owe to the holders of our preferred stock.

Holders of common stock do not have any preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any series of preferred stock that we may designate and issue.

Delaware law and our amended and restated bylaws permit us to issue uncertificated shares of common stock.

The rights, preferences and privileges of common shareholders may be affected by the rights, preferences and privileges granted to holders of preferred stock. The Otis board of directors has the authority, without further action by the shareholders, to issue shares of preferred stock in one or more series, and to fix the rights, preferences and privileges (including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences) of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any additional series of preferred stock upon the rights of common shareholders until the board of directors determines the specific rights of the holders of that series. However, the effects might include, among other things (1) restricting dividends on the common stock, (2) diluting the voting power of the common stock, (3) impairing the liquidation rights of the common stock or (4) delaying or preventing a change in control of Otis without further action by the shareholders.

At each annual meeting of shareholders, the entire Otis board of directors is elected for a term of one year. Otis’ amended and restated bylaws provide that the board of directors may, from time to time, designate the number of directors; however, the number may not be less than five nor more than fourteen. Vacancies on the board (except in an instance where a director is removed by holders of common stock and the resulting vacancy is filled by holders of common stock) may be filled by a vote of the majority of the directors then in office, even if less than a quorum.

Otis’ amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election of directors, other than nominations made by or at the direction of Otis’ board of directors. Eligible shareholders will be permitted to include their own director nominees in Otis’ proxy materials under the circumstances set forth in the amended and restated bylaws. Generally, a stockholder or a group of up to 20 shareholders, who has maintained continuous qualifying ownership of at least 3% of Otis’ outstanding common stock for at least three years, will be permitted to include director nominees constituting up to 20% of the board of directors in the proxy materials for an annual meeting of shareholders if such stockholder or group of shareholders complies with the other requirements set forth in the proxy access provision.

Otis’ amended and restated bylaws include an exclusive forum provision. This provision provides that, unless Otis consents in writing to the selection of an alternative forum, the sole and exclusive forum for various types of suits will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). Such suits include (1) any derivative action or proceeding brought on behalf of Otis, (2) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of Otis to the company or to Otis’ shareholders, (3) any action asserting a claim against Otis or any director or officer or other employee of Otis arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”) or Otis’ amended and restated certificate of incorporation or amended and restated bylaws (as either may be amended from time to time), (4) any action asserting a claim against Otis or any director or officer or other employee of Otis governed by the internal affairs doctrine or (5) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. Under Otis’ amended and restated bylaws, to the fullest extent permitted by law, this exclusive forum provision applies to state and federal law claims, including claims under the federal securities laws, including the Exchange Act, although Otis shareholders will not be deemed to have waived Otis’ compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of exclusive forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with claims subject to exclusive federal jurisdiction, a court could find the exclusive forum provision contained in Otis’ amended and restated bylaws to be inapplicable or unenforceable.

Otis’ amended and restated certificate of incorporation and amended and restated bylaws provide that any action permitted to be taken at an annual or special meeting of shareholders may be effected by the written consent of shareholders if shareholders representing 25 percent of the outstanding voting power of Otis capital stock have requested a record date for such action and certain other conditions are satisfied in accordance with Otis’ amended and restated certificate of incorporation and amended and restated bylaws.

Otis' amended and restated certificate of incorporation and amended and restated bylaws provide that special meetings of shareholders may be called only by the board of directors, the chairman of the board of directors, or the Chief Executive Officer. The Secretary may also call a special meeting of shareholders in response to a written request of a stockholder or a group of shareholders who has maintained continuous qualifying ownership of at least 15% of Otis’

outstanding common stock for at least one year, subject to the provisions and conditions set forth in Otis' amended and restated certificate of incorporation and amended and restated bylaws.

Under Delaware law, the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

Certain of the provisions of Otis’ amended and restated certificate of incorporation and amended and restated bylaws discussed above and below could discourage a proxy contest or the acquisition of control of a substantial block of our stock. These provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of Otis, even though an attempt to obtain control of Otis might be beneficial to Otis and its shareholders.

Otis’ amended and restated certificate of incorporation includes provisions eliminating the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Delaware law. The amended and restated bylaws include provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law, including under circumstances in which indemnification is otherwise discretionary. The amended and restated bylaws additionally include provisions permitting the Chief Executive Officer or the General Counsel and the Chief Financial Officer acting together to reimburse the expenses of our current and former employees, agents and fiduciaries in advance of the final disposition of any such proceeding.

Section 203 of the DGCL, under certain circumstances, may make it more difficult for a person who is an “Interested Stockholder,” as defined in Section 203, to effect various business combinations with a corporation for a three-year period. Under Delaware law, a corporation’s certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. However, Otis’ amended and restated certificate of incorporation and amended and restated bylaws do not exclude us from these restrictions, and these restrictions apply to us.

Description of Debt Securities
The Notes were issued under that certain Indenture, dated November 12, 2021, among Highland Holdings S.à r.l., as issuer (“Issuer”), Otis, as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by that certain Supplemental Indenture No. 1, dated November 12, 2021 (the Indenture, as so supplemented, the “Indenture”). The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture and the Notes. In this “Description of Debt Securities” section, when we refer to the “Issuer,” “Highland,” “we,” “our,” or “us,” we refer to Highland Holdings S.à r.l. and any successor obligor and not to Otis or any of its other subsidiaries. In this “Description of Debt Securities” section, when we refer to “Otis,” we refer to Otis Worldwide Corporation and any successor obligor and not to any subsidiaries of Otis.
The Indenture was filed with the SEC on November 12, 2021. The Indenture is qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) and you should refer to the Trust Indenture Act for provisions that apply to the Notes and the Parent Guarantees.
General
On November 12, 2021, we issued €500,000,000 in aggregate principal amount of the 2023 Notes. The 2023 Notes mature on November 12, 2023, and bear interest at a rate of 0.000% per annum.
On November 12, 2021, we issued €600,000,000 in aggregate principal amount of the 2026 Notes. The 2026 Notes mature on December 15, 2026, and bear interest at a rate of 0.318% per annum.
On November 12, 2021, we issued €500,000,000 in aggregate principal amount of the 2031 Notes. The 2031 Notes mature on December 15, 2031, and bear interest at a rate of 0.934% per annum.
Each of the 2023 Notes, the 2026 Notes and the 2031 Notes constitute separate series under the Indenture.
The Notes were issued in fully registered form, without coupons, in minimum denominations of €100,000 and any integral multiple of €1,000 in excess thereof. Each series of Notes was issued in the form of one or more Global Notes (as defined in “Book-Entry, Delivery and Form”) registered in the name of a nominee of, and deposited with, a common depositary for Clearstream and Euroclear. See “Book-Entry, Delivery and Form.”
The Notes are not subject to any sinking fund or mandatory redemption provisions.
The place of payment for the Notes is the office of the Paying Agent maintained for that purpose in the City of London, initially the corporate trust office of the Paying Agent, located at One Canada Square, London, E14 5AL, United Kingdom. The place where notices and demands to or upon the Issuer or Otis in respect of the Notes and the Indenture may be served is the principal corporate trust office of the Trustee in the City of Pittsburgh, Pennsylvania. All notices and communications to be given to the holders and all payments to be made to holders under the Notes will be given or made only to the registered holders (which will be Euroclear, Clearstream or a nominee, in the case of a Global Note).
Otis and Highland may at any time and from time to time purchase Notes in the open market, by tender offer, through privately negotiated transactions or otherwise.

Issuance in Euro
Payments of principal, interest and Additional Amounts, if any, in respect of the Notes or the Parent Guarantees, as applicable, are payable in euro. If the euro is unavailable to the Issuer or Otis due to the imposition of exchange controls or other circumstances beyond the Issuer’s or Otis’ control, then all payments in respect of the Notes or the Parent Guarantees, as applicable, will be made in U.S. dollars until the euro is again available to the Issuer or Otis or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then-most recent U.S. dollar/euro exchange rate published in the Wall Street Journal on or prior to the second Business Day prior to the relevant payment date or, in the event the Wall Street Journal has not published such exchange rate, the rate will be determined by Otis in its sole discretion on the basis of the most recently available market exchange rate for euro. Any payment in respect of the Notes so made in U.S. dollars will not constitute an event of default under the Notes or the Indenture. Neither the Trustee nor the Paying Agent will have any responsibility for any calculation or conversion in connection with the foregoing.
Investors will be subject to foreign exchange risks as to payments of principal, interest and Additional Amounts, if any, that may have important economic and tax consequences to them.
Interest on the Notes
The Notes bear interest at the applicable annual rate described above under the heading “-General” and accrue interest from the date of original issuance or from the most recent date to which interest has been paid or duly provided for.
Interest will be payable on the Notes annually in arrears on the dates set forth in this paragraph and on the Maturity of such series, to the persons in whose names such Notes are registered on the relevant Record Date; provided that interest payable at the Maturity will be payable to the persons to whom the principal of such Notes is payable. Interest on the 2023 Notes is payable on November 12 of each year, beginning November 12, 2022. Interest on the 2026 Notes is payable on December 15 of each year, beginning December 15, 2022. Interest on the 2031 Notes is payable on December 15 of each year, beginning December 15, 2022. If the date on which a payment of interest or principal on the Notes is scheduled to be paid is not a Business Day, then the interest or principal payable on that date will be paid on the next succeeding Business Day, and no further interest will accrue as a result of such delay. Interest on the Notes shall be computed on the basis of the actual number of days in the period for which interest is being calculated, and including the last date on which interest was paid or duly provided for in the notes (or from the issue date, if no interest has been paid on the Notes), but excluding the next following interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA), as defined in the rulebook of the International Capital Markets Association. The amount of interest payable for any period shorter than a full monthly period will be computed on the basis of the actual number of calendar days elapsed in such a period.
Guarantee
Otis fully and unconditionally guarantees to each holder of the Notes and to the Trustee the full and punctual payment when due, whether at stated maturity, by acceleration, by redemption or otherwise, of all obligations of Highland under the Indenture and the Notes, whether for payment of principal of, or interest on or premium, if any, on, the Notes and all other monetary obligations of Highland under the Indenture and the Notes (Otis’ guarantee of each such series, a “Parent Guarantee” and, collectively, the “Parent Guarantees”). The Notes are not guaranteed by any of Otis’ or the Issuer’s subsidiaries. The Parent Guarantees are set forth in the Indenture.

Otis’ guarantee of the Notes of any series shall be automatically released and discharged upon (a) the exercise by the Issuer of its legal defeasance option or (b) the discharge of the Issuer’s obligations under the Indenture in accordance with the terms of the Indenture.
Ranking
The Notes are our unsecured and unsubordinated obligations and rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, liabilities and other obligations and senior in right of payment to all of our future indebtedness that is subordinated to the Notes. The Notes will be effectively subordinated in right of payment to any of our future secured indebtedness to the extent of the value of the assets securing such indebtedness, and are structurally subordinated in right of payment to any existing and future indebtedness, liabilities and other obligations of our subsidiaries.
The Parent Guarantees are Otis’ unsecured and unsubordinated obligations and rank equally in right of payment with all of Otis’ existing and future unsecured and unsubordinated indebtedness, liabilities and other obligations and senior in right of payment to all of Otis’ future indebtedness that is subordinated to the Parent Guarantees. The Parent Guarantees are and will be effectively subordinated in right of payment to any of Otis’ existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, and are and will be structurally subordinated in right of payment to any existing and future indebtedness, liabilities and other obligations of Otis’ subsidiaries (other than, by virtue of the Issuer’s obligations as issuer of the Notes, the Issuer).
Optional Redemption
At any time, and from time to time, prior to the Par Call Date, in respect of each series of Notes, we may redeem Notes of such series, in whole or in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed, and

•	the sum of the Remaining Scheduled Payments of the Notes to be redeemed from the redemption date to the Par Call Date of such series of Notes discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate plus the number of basis points set forth below under the heading “Make-Whole Basis Points” across from the name of such series of Notes, plus, in each case, accrued and unpaid interest, if any, on the principal amount of the Notes being redeemed to, but excluding, the redemption date.

Series of Notes	Make-Whole Basis Points
2023 Notes	+10
2026 Notes	+15
2031 Notes	+20
At any time on or after the Par Call Date in respect of a series of Notes, we may redeem the Notes of such series, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, on the principal amount of the Notes being redeemed to, but excluding, the redemption date (each such redemption, a “Par Call”).

For purposes of this Description of Debt Securities, “Par Call Date” in respect of a series of Notes shall mean the date set forth below under the heading “Par Call Date” across from the name of such series of Notes.

Series of Notes	Par Call Date
2023 Notes	October 12, 2023 (1 month prior to the stated maturity of such Notes)
2026 Notes	September 15, 2026 (3 months prior to the stated maturity of such Notes)
2031 Notes	September 15, 2031 (3 months prior to the stated maturity of such Notes)
Notice of redemption shall be mailed or otherwise delivered in accordance with the applicable procedures of the depository not less than 10 days nor more than 60 days prior to the redemption date to each registered holder of the Notes to be redeemed.
If the redemption date is on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the person in whose name the Note is registered at the close of business on such Record Date, and no additional interest will be payable to holders whose Notes are subject to redemption by the Issuer.
Any notice of redemption of any series of Notes may, at the Issuer’s discretion, be subject to one or more conditions precedent with respect to completion of a corporate transaction (including, but not limited to, any merger, acquisition, disposition, asset sale or corporate restructuring or reorganization) or financing (including, but not limited to, any incurrence of indebtedness (or entering into a commitment with respect thereto), sale and leaseback transaction, issuance of securities, equity offering or contribution, liability management transaction or other capital raise) and may be given prior to the completion thereof. If a redemption is subject to satisfaction of one or more conditions precedent, the notice shall describe each condition, and the notice may be rescinded in the event that any or all of the conditions shall not have been satisfied by the redemption date. Any notice of redemption may provide that payment of the redemption price and the Issuer’s obligations with respect to the redemption may be performed by another person.
Unless we default in payment of the redemption price, interest will cease to accrue on the Notes or portion of the Notes called for redemption on and after the redemption date.
Additional Amounts
All payments of principal and interest in respect of the Notes by us or, in the case of the Parent Guarantee, Otis, or by a paying agent on our or Otis’ behalf, will be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties, assessments or other similar governmental charges (collectively, “Taxes”) imposed or levied by Luxembourg, the United States or any other jurisdiction in which we or Otis may be organized, engaged in business for tax purposes or resident for tax purposes, or any political subdivision or taxing authority thereof or therein (a “Taxing Jurisdiction”), unless such deduction or withholding is required by law or the official interpretation or administration thereof.
In the event such deduction or withholding for Taxes is so required, subject to the exceptions and limitations described below, we will pay such additional amounts (“Additional Amounts”) on the Notes as may be necessary to ensure that the net amount received by any holder, after withholding or deduction for such Taxes, will be equal to the amount such person would have received in the absence of such deduction or withholding.
However, no Additional Amounts shall be payable with respect to any Taxes if such Taxes are imposed, withheld, deducted or levied for reasons unrelated to the holder’s or beneficial owner’s ownership or disposition of Notes, nor shall Additional Amounts be payable for or on account of:

(a)	any Taxes which would not have been so imposed, withheld, deducted or levied but for:

(i)	the existence of any present or former connection between the holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity) and the relevant Taxing Jurisdiction, including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or other equity owner or person having such a power) being or having been a citizen or resident or treated as a resident of the relevant Taxing Jurisdiction, being or having been engaged in a trade or business in the relevant Taxing Jurisdiction, being or having been present in the relevant Taxing Jurisdiction, or having or having had a permanent establishment in the relevant Taxing Jurisdiction;

(ii)	the failure of the holder or beneficial owner to comply with any applicable certification, information, documentation or other reporting requirement, if compliance is required under the tax laws and regulations of the relevant Taxing Jurisdiction or any taxing authority thereof or therein or by an applicable income tax treaty to which the relevant Taxing Jurisdiction is a party as a precondition to exemption from such Taxes; or

(iii)	the holder’s or beneficial owner’s present or former status as a personal holding company or a foreign personal holding company with respect to the United States, as a controlled foreign corporation with respect to the United States, as a passive foreign investment company with respect to the United States, as a foreign tax-exempt organization with respect to the United States, or as a corporation that accumulates earnings to avoid U.S. federal income tax;

(b)	any Taxes which would not have been imposed, withheld, deducted or levied but for the failure of the holder or beneficial owner to meet the requirements (including the certification requirements) of Section 871(h) or Section 881(c)(3)(C) of the Internal Revenue Code of 1986, as amended (the “Code”);

(c)	any Taxes which would not have been imposed, withheld, deducted or levied but for the presentation by the holder or beneficial owner of such Note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for and notice is given to holders, whichever occurs later;

(d)	any estate, inheritance, gift, sales, excise, transfer, capital gains, personal property, wealth or similar Taxes;

(e)	any Taxes which are payable other than by withholding or deducting from a payment of principal of or interest on such Note;

(f)	any Taxes which are imposed, withheld, deducted or levied with respect to, or payable by, a holder that is not the beneficial owner of the Note, or a portion of the Note, or that is a fiduciary, partnership, limited liability company or other similar entity, but only to the extent that a beneficial owner, a beneficiary or settlor with respect to such fiduciary or member of such partnership, limited liability company or similar entity would not have been entitled to the payment of an Additional Amount had such beneficial owner, settlor, beneficiary or member received directly its beneficial or distributive share of the payment;
(g)	any Taxes required to be withheld or deducted by any paying agent from any payment if such payment can be made without such withholding or deduction by at least one other paying agent;

(h)	any Taxes imposed, withheld, deducted or levied under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof (“FATCA”), any agreement (including any intergovernmental agreement) entered into in connection therewith or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA;

(i)	any Taxes that would not have been imposed, withheld, deducted or levied but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective after the applicable payment becomes due or is duly provided for, whichever occurs later; or

(j)	a Tax deduction on account of Tax imposed by Luxembourg if on the date on which the payment falls due such Tax deduction is required in respect of the Luxembourg law of 23 December 2005, as amended, introducing in Luxembourg a 20% withholding tax as regards Luxembourg resident individuals; or

(k)	any combination of items (a), (b), (c), (d), (e), (f), (g), (h), (i) and (j).
Any Additional Amounts paid on the Notes and the Parent Guarantees will be paid in euro, subject to the provisions described under “-Issuance in Euro.”
For purposes of this section, the acquisition, ownership, enforcement, or holding of or the receipt of any payment with respect to a Note or a Parent Guarantee, as applicable, will not constitute a connection (a) between the holder or beneficial owner and the relevant Taxing Jurisdiction or (b) between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity and a Taxing Jurisdiction. As used under this heading “Additional Amounts” and under the heading “Redemption for Tax Reasons,” the term “United States” means the United States of America, any state thereof and the District of Columbia.
Any reference in this Description of Debt Securities, in the prospectus supplement and the accompanying prospectus, in the Indenture or in the Notes to principal or interest shall be deemed to refer also to Additional Amounts which may be payable under the provisions of this section.
Except as specifically provided in the Notes, neither we nor Otis will be required to make any payment with respect to any tax, duty, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority.
Redemption for Tax Reasons

We may redeem any series of Notes at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, together with any accrued and unpaid interest on the Notes to be redeemed to, but excluding, the redemption date, at any time, if:

(a)	we or Otis have or will become obliged to pay Additional Amounts with respect to the Notes of such series as a result of any change in, or amendment to, the laws, regulations, treaties, or rulings of a Taxing Jurisdiction affecting taxation, or any change in, or amendment to, the official application, official interpretation, administration or enforcement of such laws, regulations, treaties or rulings (including a holding by a court of competent jurisdiction in a Taxing Jurisdiction), which change or amendment is enacted, adopted, announced or becomes effective on or after November 4, 2021; or

(b)	on or after November 4, 2021, any action is taken by a taxing authority of, or any action has been brought in a court of competent jurisdiction in, a Taxing Jurisdiction or any taxing authority thereof or therein, including any of those actions specified in clause (a) above, whether or not such action was taken or brought with respect to us or Otis or there is any change, amendment, clarification, application or interpretation of such laws, regulations, treaties or rulings, which in any such case, will result in a material probability that we or Otis will be required to pay Additional Amounts with respect to such Notes (it being understood that such material probability will be deemed to result if the written opinion of independent tax counsel described in clause (b) below to such effect is delivered to the Trustee and the Paying Agent).
Notice of any such redemption will be mailed, or delivered electronically if held by any depositary in accordance with such depositary’s customary procedures, at least 10 days but not more than 60 days before the redemption date to each registered holder of Notes to be redeemed; provided that the notice of redemption shall not be given earlier than 90 days before the earliest date on which we would be obligated to pay such Additional Amounts if a payment in respect of the Notes to be redeemed was then due. Any notice of redemption may provide that payment of the redemption price and the Issuer’s obligations with respect to the redemption may be performed by another person.
Prior to the mailing or delivery of any notice of redemption pursuant to this section “-Redemption for Tax Reasons,” we will deliver to the Trustee and the Paying Agent:

(a)	a certificate signed by one of our officers stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred; and

(b)	a written opinion of independent tax counsel of nationally recognized standing to the effect that we or Otis have or will become obligated to pay such Additional Amounts as a result of a change or amendment described in clause (a) above or that there is a material probability that we or Otis will be required to pay Additional Amounts as a result of an action, change, amendment, clarification, application or interpretation described in clause (b) above, as the case may be.
Such notice, once delivered by us, will be irrevocable.
Offer to Purchase Upon Change of Control Triggering Event
Upon the occurrence of a Change of Control Triggering Event with respect to a series of Notes, unless we have exercised our right to redeem the Notes of such series by giving irrevocable notice on or prior to the 30th day after the Change of Control Triggering Event in accordance with the Indenture, each holder of the Notes of such series will have the right to require us to purchase all or a portion of such holder’s Notes of such series pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to, but excluding, the Change of Control Payment Date (as defined below) (the “Change of Control Payment”). If the Change of Control Payment Date is (a) on a day that is not a Business Day, the related payment of the Change of Control Payment will be made on the next Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next Business Day and/or (b) on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the person in whose name the Note is registered at the close of business on such Record Date, and no additional interest will be payable to holders whose Notes are subject to purchase by the Issuer.
Within 30 days following the date upon which the Change of Control Triggering Event occurs or, at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to mail or otherwise deliver in accordance with the applicable procedures of Clearstream and Euroclear a notice to each holder of Notes of the applicable series, which notice will govern the terms of the Change of Control Offer. Such notice will state the purchase date, which must be no earlier than 15 days nor later than 60 days from the date such notice is mailed or otherwise delivered in accordance with the applicable procedures of Clearstream and Euroclear (or, in the case of a notice mailed or otherwise delivered in accordance with the applicable procedures of Clearstream and Euroclear prior to the date of consummation of a Change of Control, no earlier than 15 days nor later than 60 days from the date of the Change of Control Triggering Event), other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed or otherwise delivered in accordance with the applicable procedures of Clearstream and Euroclear prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.
On the Change of Control Payment Date, we will, to the extent lawful:

•	accept or cause a third party to accept for payment all the Notes of the applicable series properly tendered pursuant to the Change of Control Offer;

•	deposit or cause a third party to deposit with the applicable paying agent an amount equal to the Change of Control Payment in respect of all the Notes of the applicable series properly tendered; and

•	deliver or cause to be delivered to the Trustee the Notes of the applicable series properly accepted together with an officer’s certificate stating the aggregate principal amount of the Notes being purchased.
We will not be required to make a Change of Control Offer with respect to the Notes of the applicable series if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all the Notes of the applicable series properly tendered and not withdrawn under its offer. In addition, we will not purchase any Notes of the applicable series if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than an Event of Default in the payment of the Change of Control Payment on the Change of Control Payment Date.
In connection with any Change of Control Offer for any series, if holders of not less than 90% in aggregate principal amount of the outstanding Notes of such series validly tender and do not withdraw such Notes in the Change of Control Offer and the Issuer, or any third party making the Change of Control Offer in lieu of the Issuer as described above, purchases all of those Notes validly tendered and not withdrawn by the holders, the Issuer or such third party will have the right, upon not less than 15 but not more than 60 days’ notice mailed or otherwise delivered in accordance with the applicable procedures of Clearstream and Euroclear by the Issuer to each holder of such Notes (provided, that the notice is given not more than 30 days following the purchase date in respect of such Change of Control Offer), to redeem all the Notes of such series that remain outstanding following such purchase at a price in cash equal to 101% of the outstanding principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the applicable purchase date (it being agreed that if the purchase date is (a) on a day that is not a Business Day, the related payment will be made on the next Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next Business Day and/or (b) on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the person in whose name the Note is registered at the close of business on such Record Date, and no additional interest will be payable to holders whose Notes are subject to purchase by the Issuer).
We must comply in all material respects with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of the Notes of the applicable series as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes of the applicable series, we will be required to comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Indenture with respect to the Notes of such series by virtue of any such conflict.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of Otis and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to purchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Otis and its subsidiaries taken as a whole to another “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) may be uncertain.
Additional Notes
We may from time to time, without notice to or the consent of the holders of any series of Notes, create and issue further notes of any such series ranking equally with the Notes of such series (and being treated as a single class with the Notes of such series already outstanding) in all respects and having the same terms as the Notes of such series already outstanding except for issue date, issue price and, under some circumstances, the first Interest Payment Date thereof or the date from which interest first accrues thereon. If any additional notes of such series are not fungible with the initial Notes for U.S. federal income tax purposes, then those additional notes will have a separate CUSIP/Common Code/ISIN number. The Notes of each series and any additional notes of such series will be treated as a single series for all purposes under the Indenture, including, without limitation, waivers, amendments and redemptions.
Limitation Upon Liens
Otis will not itself, and will not permit any Wholly-Owned Domestic Manufacturing Subsidiary to, create, incur, issue or assume any Debt secured by a Lien on any Principal Property owned by Otis or any Wholly-Owned Domestic Manufacturing Subsidiary, and Otis will not itself, and will not permit any subsidiary to, create, incur, issue or assume any Debt secured by any Lien on any equity interests or Debt of any Wholly-Owned Domestic Manufacturing Subsidiary, without in any such case effectively providing that, the Notes (together with, if Otis shall so determine, any other Debt of Otis then existing or thereafter created that is not subordinate in right of payment to the Notes) will be secured equally and ratably with (or prior to) such secured Debt, so long as such secured Debt shall be so secured, unless, after giving effect thereto, the aggregate principal amount of all such secured Debt then outstanding plus Attributable Debt of Otis and its Wholly-Owned Domestic Manufacturing Subsidiaries in respect of sale and leaseback transactions involving Principal Properties entered into after the date of the issuance of the Notes (other than such sale and leaseback transactions as are permitted by the Indenture) would not exceed an amount equal to 10% of Consolidated Net Total Assets of Otis; provided that nothing contained in this covenant will prevent, restrict or apply to, and there will be excluded from secured Debt in any computation under this covenant, Debt secured by:

(a)	Liens on any property or assets of Otis or any subsidiary (including equity interests or Debt owned by Otis or any subsidiary of Otis) existing as of the date of the issuance of the Notes;

(b)	Liens on any property or assets of, or on any equity interests or Debt of, any person existing at the time such person becomes a Wholly-Owned Domestic Manufacturing Subsidiary, or arising thereafter (i) otherwise than in connection with the borrowing of money arranged thereafter and (ii) pursuant to contractual commitments entered into prior to and not in contemplation of such person’s becoming a Wholly-Owned Domestic Manufacturing Subsidiary;

(c)	Liens on any property or assets or equity interests or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or securing the payment of all or any part of the purchase price or construction cost thereof or securing any Debt incurred prior to, at the time of or within 120 days after, the acquisition of such property or assets or equity interests or Debt or the completion of any such construction, whichever is later, for the purpose of financing all or any part of the purchase price or construction cost thereof (provided that such Liens are limited to such equity interests or Debt or such other property or assets, improvements thereon and the land upon which such property, assets and improvements are located and any other property or assets not then constituting a Principal Property);

(d)	Liens on any property or assets to secure all or any part of the cost of development, operation, construction, alteration, repair or improvement of all or any part of such property or assets, or to secure Debt incurred prior to, at the time of or within 120 days after, the completion of such development, operation, construction, alteration, repair or improvement, whichever is later, for the purpose of financing all or any part of such cost (provided that such Liens are limited to such property or assets, improvements thereon and the land upon which such property, assets and improvements are located and any other property or assets not then constituting a Principal Property);

(e)	Liens which secure Debt owing by a subsidiary to Otis or to a Wholly-Owned Domestic Manufacturing Subsidiary;

(f)	Liens arising from the assignment of moneys due and to become due under contracts between Otis or any subsidiary of Otis and the United States, any State, Commonwealth, Territory or possession thereof or any agency, department, instrumentality or political subdivision of any thereof; or Liens in favor of the United States, any State, Commonwealth, Territory or possession thereof or any agency, department, instrumentality or political subdivision of any thereof, pursuant to the provisions of any contract not directly or indirectly in connection with securing Debt;
(g)	any materialmen’s, carriers’, mechanics’, workmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations which are not overdue or which are being contested in good faith by appropriate proceedings; any deposit or pledge as security for the performance of any bid, tender, contract, lease, or undertaking not directly or indirectly in connection with the securing of Debt; any deposit or pledge with any governmental agency required or permitted to qualify Otis or any subsidiary of Otis to conduct business, to maintain self-insurance or to obtain the benefits of any law pertaining to workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters, or to obtain any stay or discharge in any legal or administrative proceedings; deposits or pledges to obtain the release of materialmen’s, carriers’, mechanics’, workmen’s, repairmen’s Liens or the release of property in the possession of a common carrier; any security interest created in connection with the sale, discount or guarantee of notes, chattel mortgages, leases, accounts receivable, trade acceptances or other paper, or contingent repurchase obligations, arising out of sales of merchandise in the ordinary course of business; Liens for Taxes levied or imposed upon Otis or any Wholly-Owned Domestic Manufacturing Subsidiary or upon the income, profits or property of Otis or any Wholly-Owned Domestic Manufacturing Subsidiary or Liens on any Principal Property of Otis or any Wholly-Owned Domestic Manufacturing Subsidiary arising from claims from labor, materials or supplies; provided that either such Tax is not overdue or that the amount, applicability or validity of such Tax or claim is being contested in good faith by appropriate proceedings; or other deposits or pledges similar to those referred to in this clause (g);

(h)	Liens arising by reason of any judgment, decree or order of any court, so long as any appropriate legal proceedings which may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or so long as the period within which such proceedings may be initiated shall not have expired; any deposit or pledge with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal from any judgment or decree against Otis or any subsidiary of Otis, or in connection with other proceedings or actions at law or in equity by or against Otis or any subsidiary of Otis; and

(i)	any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), as a whole or in part, of any of the Liens referred to in clauses (a) through (h) above or the Debt secured thereby; provided that (i) such extension, renewal, substitution or replacement Lien shall be limited to all or any part of the same property or assets or equity interests or Debt that secured the Lien extended, renewed, substituted or replaced (plus improvements on such property, and plus any other property or assets not then constituting a Principal Property) and (ii) in the case of clauses (a) through (c) above, the Debt secured by such Lien at such time is not increased.
For the purposes of this covenant and the covenant described under the caption “-Limitations upon Sales and Leasebacks,” the giving of a guarantee which is secured by a Lien on a Principal Property, and the creation of a Lien on a Principal Property or equity interests or Debt to secure Debt which existed prior to the creation of such Lien, will be deemed to involve the creation of Debt in an amount equal to the principal amount guaranteed or secured by the Lien; however, the amount of Debt secured by Liens on Principal Properties and equity interests and Debt will be computed without cumulating the underlying indebtedness with any guarantee thereof or Lien securing the same.
For purposes of this covenant and the covenant described under the caption “-Limitations upon Sales and Leasebacks,” the following will not be deemed to be Liens securing Debt, and, accordingly, nothing contained in this covenant and the covenant described under the caption “-Limitations upon Sales and Leasebacks” will prevent, restrict or apply to: (a) any acquisition by Otis or any Wholly-Owned Domestic Manufacturing Subsidiary of any property or assets subject to any reservation or exception under the terms of which any vendor, lessor or assignor creates, reserves or excepts or has created, reserved or excepted an interest in oil, gas and/or any other mineral and/or the process thereof, (b) any conveyance or assignment under the terms of which Otis or any Wholly-Owned Domestic Manufacturing Subsidiary conveys or assigns to any person or persons an interest in oil, gas and/or any other mineral and/or the proceeds thereof, or (c) any Lien upon any property or assets owned or leased by Otis or any Wholly-Owned Domestic Manufacturing Subsidiary or in which Otis or any Wholly-Owned Domestic Manufacturing Subsidiary owns an interest to secure to the person or persons paying the expenses of developing and/or conducting operations for the recovery, storage, transportation and/or sale of the mineral resources of the said property (or property with which it is utilized) the payment to such person or persons of Otis’ or the Wholly-Owned Domestic Manufacturing Subsidiary’s proportionate part of such development and/or operating expense.
Limitations upon Sales and Leasebacks
Otis will not itself, and will not permit any Wholly-Owned Domestic Manufacturing Subsidiary to, enter into any arrangement on or after the date of the issuance of the Notes with any bank, insurance company or other lender or investor (other than Otis or another Wholly-Owned Domestic Manufacturing Subsidiary) providing for the leasing by Otis or any Wholly-Owned Domestic Manufacturing Subsidiary of any Principal Property (except a lease for a temporary period not to exceed three years by the end of which it is intended that the use of such Principal Property by the lessee will be discontinued), which was or is owned by Otis or a Wholly-Owned Domestic Manufacturing Subsidiary and which has been or is to be sold or transferred, more than 365 days after the completion of construction and commencement of full operation thereof by Otis or such Wholly-Owned Domestic Manufacturing Subsidiary, to such bank, insurance company, lender or investor or to any person to whom funds have been or are to be advanced by such bank, insurance company, lender or investor on the security of such Principal Property (herein referred to as a “sale and leaseback transaction”) unless, either:

(a)	the Attributable Debt of Otis and its Wholly-Owned Domestic Manufacturing Subsidiaries in respect of such sale and leaseback transaction and all other sale and leaseback transactions entered into after the date of the issuance of the Notes (other than such sale and leaseback transactions as are permitted by the provisions described in the following paragraph), plus the aggregate principal amount of Debt secured by Liens on Principal Properties then outstanding (excluding any such Debt secured by Liens covered by the provisions described in clauses (a) through (i) of the first paragraph of the covenant described under the caption “-Limitation upon Liens”) without equally and ratably securing the Notes, would not exceed 10% of Consolidated Net Total Assets, or

(b)	Otis, within 365 days after the sale or transfer, applies or causes a Wholly-Owned Domestic Manufacturing Subsidiary to apply an amount equal to the greater of the net proceeds of such sale or transfer or fair market value of the Principal Property so sold and leased back at the time of entering into such sale and leaseback transaction (in either case as determined by any two of the following: the Chairman, Chief Executive Officer, Chief Financial Officer, the President, any Vice President, the Treasurer and the Controller of Otis) to the retirement of securities of any series outstanding under the Indenture or other indebtedness of Otis (other than indebtedness subordinated in right of payment to the Notes) or indebtedness of a Wholly-Owned Domestic Manufacturing Subsidiary, for money borrowed, having a stated maturity more than 12 months from the date of such application or which is extendible at the option of the obligor thereon to a date more than 12 months from the date of such application (and, unless otherwise expressly provided with respect to any one or more series of securities outstanding under the Indenture, any redemption of securities pursuant to this provision shall not be deemed to constitute a refunding operation or anticipated refunding operation for the purposes of any provision limiting Otis’ right to redeem securities of any one or more such series when such redemption involves a refunding operation or anticipated refunding operation); provided that the amount to be so applied will be reduced by (i) the principal amount of securities outstanding under the Indenture delivered within 120 days after such sale or transfer to the Trustee for retirement and cancellation, and (ii) the principal amount of any such indebtedness of Otis or a Wholly-Owned Domestic Manufacturing Subsidiary, other than such securities, voluntarily retired by Otis or a Wholly-Owned Domestic Manufacturing Subsidiary within 120 days after such sale or transfer. Notwithstanding the foregoing, no retirement referred to in this clause (b) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.
Notwithstanding the foregoing, where Otis or any Wholly-Owned Domestic Manufacturing Subsidiary is the lessee in any sale and leaseback transaction, Attributable Debt will not include any Debt resulting from the guarantee by Otis or any other Wholly-Owned Domestic Manufacturing Subsidiary of the lessee’s obligation thereunder.
Existence
Subject to the covenant described under the caption “-Consolidation, Merger and Sale of Assets,” each of the Issuer and Otis will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence.
Reports by Otis
Otis shall file with the Trustee, within 15 days after Otis is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which Otis is required to file with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended. Otis will be deemed to have complied with the obligations described in the immediately previous sentence to the extent that the information, documents and reports are filed with the Commission via EDGAR (or any successor electronic delivery procedure) and posted on the Otis’ website or otherwise publicly available.
Delivery of the reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt shall not constitute constructive or actual knowledge or notice of any information contained therein or determinable from information contained therein, including Otis’ compliance with any of its covenants under the Indenture (as to which the Trustee is entitled to rely exclusively on officer’s certificates of Otis).

During any time period in which the Trust Indenture Act does not apply to the Indenture or the Notes, for so long as any such Notes remain outstanding, Otis will furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended (the “Securities Act”).
Consolidation, Merger and Sale of Assets
The Issuer will not consolidate with or merge into any other person or convey, transfer or lease all or substantially all of its properties and assets to any person, unless:

(a)	the person formed by the consolidation or into which the Issuer is merged or the person which acquires by conveyance or transfer, or which leases, all or substantially all of the properties and assets of the Issuer is a person organized and existing under the laws of Luxembourg, the United States, any State thereof or the District of Columbia, or any country which is, on the issue date of the Notes, a member state of the European Union, and expressly assumes, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, the Issuer’s obligation for the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes and the performance of every covenant of the Indenture on the part of the Issuer to be performed or observed;

(b)	immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(c)	the Issuer has delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with the covenant described in this section.
Otis will not consolidate with or merge into any other person or convey, transfer or lease all or substantially all of its properties and assets to any person, unless:

(a)	the person formed by the consolidation or into which Otis is merged or the person which acquires by conveyance or transfer, or which leases, all or substantially all of the properties and assets of Otis is a person organized and existing under the laws of the United States, any State thereof or the District of Columbia and expressly assumes, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, Otis’ obligation under the Parent Guarantee and the performance of every covenant of the Indenture on the part of Otis to be performed or observed;

(b)	immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(c)	Otis has delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with the covenant described in this section.
The covenant described in this section will only apply to a merger or consolidation in which the Issuer or Otis, as applicable, is not the surviving person and to conveyances, leases and transfers by the Issuer or Otis, as applicable, as transferor or lessor.
Upon any consolidation by the Issuer or Otis with or merger by the Issuer or Otis into any other person or any conveyance, transfer or lease of all or substantially all of the properties and assets of the Issuer or Otis in accordance with the covenant described in this section, the successor person formed by the consolidation or into which the Issuer or Otis is merged or to which the conveyance, transfer or lease is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or Otis, as applicable, under the Indenture with the same effect as if the successor person had been named as the issuer or guarantor, as applicable, in the Indenture. In the event of any such conveyance or transfer, the Issuer or Otis, except in the case of a lease, will be discharged of all obligations and covenants under the Indenture and the Notes. In case of any such consolidation, merger, conveyance, transfer or lease, certain changes in phraseology and form may be made in the Notes thereafter to be issued as may be appropriate.
Events of Default
When we use the term “Event of Default” with respect to Notes of any series, we mean:

(a)	default in the payment of any interest upon the Notes of such series when it becomes due and payable, and continuance of the default for a period of 30 days;

(b)	default in the payment of the principal of (or premium, if any, on) any Note of such series at its Maturity;

(c)	default in the performance, or breach, of any covenant or warranty of the Issuer or Otis in the Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this section specifically dealt with or which has been expressly included in the Indenture for the benefit of one or more series of securities other than the Notes), and continuance of that default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Issuer and Otis by the Trustee or to the Issuer, Otis and the Trustee by the holders of at least 25% in principal amount of all affected securities of any series issued under the Indenture then outstanding (taking such action as one class) (including any affected Notes), a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a “Notice of Default” under the Indenture;

(d)	the entry of a decree or order by a court having jurisdiction in the premises adjudging the Issuer or Otis a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer or Otis under any applicable federal or state bankruptcy, insolvency, reorganization or similar law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Issuer or Otis or of all or substantially all of their property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days;

(e)	the institution by the Issuer or Otis of proceedings to be adjudicated a bankrupt or insolvent, or the consent by either of them to the institution of bankruptcy or insolvency proceedings against either of them, or the filing by either of them of a petition or answer or consent seeking reorganization or relief under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law, or the consent by either of them to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Issuer or Otis or all or substantially all of their respective properties, or the making by either of them of an assignment for the benefit of creditors, or the admission by either of them in writing of their respective inability to pay their respective debts generally as they become due; or

(f)	other than by reason of release of the Guarantor in accordance with the terms of the Indenture, the Parent Guarantee being held in any judicial proceeding to be unenforceable or invalid or ceasing for any reason to be in full force and effect, in each case, relating to the Notes of any series, or Otis denying or disaffirming in writing its obligation under the Parent Guarantee relating to the Notes of any series, and such Parent Guarantee not being issued or returned to full force and effect within, or the denial or disaffirmation not being rescinded, by the date that is 10 days after receipt of a specified written notice to Otis from the Trustee or a holder of Notes of the relevant series.
An Event of Default with respect to the Notes of a particular series may not constitute an Event of Default with respect to the Notes of any other series.
If an Event of Default described above in clause (a), (b) or (f) of the definition of “Event of Default” occurs with respect to the Notes of any series at the time outstanding and is continuing, then in every such case the Trustee or the holders of not less than 25% in principal amount of the outstanding Notes of such series may declare the principal amount of all of the Notes of such series to be due and payable immediately, by a notice in writing to the Issuer and Otis (and to the Trustee if given by the holders), and upon such declaration the principal amount of all of the Notes of such series will become immediately due and payable.
If an Event of Default described above in clause (c) of the definition of “Event of Default” occurs and is continuing, then in every such case the Trustee or the holders of not less than 25% in principal amount of all affected securities of any series issued under the Indenture (including any affected series of the Notes) then outstanding (taking such action as one class) may declare the principal amount of all affected outstanding securities to be due and payable immediately, by a notice in writing to the Issuer and Otis (and to the Trustee if given by the holders), and upon any such declaration the principal amount of all affected outstanding securities will become immediately due and payable.
If an Event of Default described above in clause (d) or (e) of the definition of “Event of Default” occurs, then the outstanding principal amount and any accrued interest upon all the outstanding Notes will automatically, and without any declaration or other action on the part of the Trustee or any holder, become immediately due and payable.
Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding Notes of a series (or of more than one series of affected securities outstanding (including any affected series of Notes) (acting as one class), as the case may be), by written notice to the Issuer, Otis and the Trustee, may rescind and annul an acceleration and its consequences.
The Issuer covenants that if (a) default is made in the payment of any interest on any Note when such interest becomes due and payable and such default continues for a period of 30 days, or (b) default is made in the payment of the principal of (or premium, if any, on) any Note at the Maturity thereof, the Issuer will, upon demand of the Trustee, pay to it or cause to be paid to it, for the benefit of the holders of such Notes, the whole amount then due and payable on such Notes for principal (and premium, if any) and interest and, to the extent that payment of such interest is legally enforceable, interest on any overdue principal (and premium, if any) and on any overdue interest, at the rate or rates prescribed therefor in such Notes, and, in addition thereto, such further amount as is sufficient to cover the reasonable costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
If the Issuer or Otis fails to pay such amounts forthwith upon such demand, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding for the collection of the sums due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer or Otis or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer or Otis or any other obligor upon the Notes, wherever situated.
If an Event of Default with respect to the Notes of any series (or of all series issued under the Indenture, as the case may be) occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of Notes of such series (or of all series under the Indenture, as the case may be) by appropriate judicial proceedings as the Trustee deems most effectual to protect and enforce those rights, whether for the specific enforcement of any covenant or agreement in the Indenture or in aid of the exercise of any power granted therein, or to enforce any other proper remedy.
The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the holders of Notes before proceeding to exercise any right or power under the Indenture at the request of the holders. Subject to provisions in the Indenture for the indemnification of the Trustee and certain other limitations, (a) with respect to the Notes of any series, the holders of not less than a majority in principal amount of the outstanding Notes of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, relating to or arising under clause (a), (b) or (f) of the definition of “Event of Default” and (b) with respect to all securities issued under the Indenture, the holders of not less than a majority in principal amount of all affected outstanding securities of any series issued under the Indenture (including any affected series of the Notes) (taking such action as one class) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, not relating to or arising under clause (a), (b) or (f) of the definition of “Event of Default.”
The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal (or premium, if any) or interest, if any) if the Trustee in good faith considers it in the interest of the holders of the Notes to do so.
The Indenture provides that no holder of any Notes of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, for the appointment of a receiver or trustee or for any other remedy hereunder, unless:

(a)	the holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes of such series;

(b)	the holders of not less than 25% in principal amount of the outstanding Notes of such series in the case of any Event of Default described in clause (a), (b) or (f) of the definition of “Event of Default,” or, in the case of any Event of Default not described in clause (a), (b) or (f) of the definition of “Event of Default,” the holders of not less than 25% in principal amount of all affected outstanding securities of any series issued under the Indenture (including any affected series of the Notes) (making such request as one class), will have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture;

(c)	the holder or holders have offered to the Trustee indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

(d)	the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(e)	no direction inconsistent with the written request has been given to the Trustee during the 60-day period by the holders of not less than a majority in principal amount of the outstanding Notes of such series in the case of any Event of Default described in clause (a), (b) or (f) of the definition of “Event of Default,” or, in the case of any Event of Default not described in clause (a), (b) or (f) of the definition of “Event of Default,” by the holders of not less than a majority in principal amount of all affected outstanding securities of any series issued under the Indenture (including any affected series of the Notes) (making the direction as one class);
it being understood and intended that no one or more of such holders will have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other holders of Notes of the same series, in the case of any Event of Default described in clause (a), (b) or (f) of the definition of “Event of Default,” or of holders of all affected securities of any series issued under the Indenture (including any affected series of the Notes), in the case of any Event of Default not described in clause (a), (b) or (f) of the definition of “Event of Default,” or to obtain or to seek to obtain priority or preference over any other of such holders or to enforce any right under the Indenture, except in the manner therein provided and for the equal and ratable benefit of all holders of the Notes of the same series, in the case of any Event of Default described in clause (a), (b) or (f) of the definition of “Event of Default,” or of holders of all affected securities of any series issued under the Indenture (including any affected series of the Notes), in the case of any Event of Default not described in clause (a), (b) or (f) of the definition of “Event of Default.”
The Indenture contains a covenant under which we are required to furnish to the Trustee an annual statement as to the compliance with all conditions and covenants of the Indenture.
Modification and Waiver
The Indenture provides that, without the consent of the holders of Notes, we, Otis and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures or other instruments, in form reasonably satisfactory to the Trustee, for any of the following purposes:

(a)	to evidence the succession of another person to the Issuer or Otis and provide for the assumption by a successor person of the Issuer’s or Otis’ obligations under the Indenture and the Notes, in each case in compliance with the provisions thereof;

(b)	to add to the covenants of the Issuer or Otis or to surrender any right or power conferred upon the Issuer or Otis in the Indenture;

(c)	to add any additional Events of Default;

(d)	to add to, change or eliminate any of the provisions of the Indenture; provided that any such addition, change or elimination shall (i) neither (A) apply to any securities of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision nor (B) modify the rights of the holder of any such securities with respect to such provision or (ii) become effective only when there are no securities of any series outstanding;

(e)	to secure the Notes pursuant to the requirements of the covenant described under the caption “-Limitation upon Liens” or otherwise;

(f)	to establish the form or terms of the Notes as permitted under the Indenture;

(g)	to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Notes of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee, pursuant to the requirements of the Indenture;

(h)	to cure any ambiguity, to correct or supplement any provision under the Indenture which may be defective or inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Indenture; provided such action will not adversely affect the interests of the holders of the Notes of any particular series in any material respect;

(i)	to supplement any of the provisions of the Indenture to the extent as necessary to permit or facilitate the defeasance and/or discharge of any series of the Notes pursuant to the Indenture; provided that any such action does not adversely affect the interests of the holders of the Notes of such series or any other series of the Notes in any material respect;

(j)	to provide for the guarantee by any person of any outstanding Notes;

(k)	to add to the Indenture such provisions as may be expressly permitted by the Trust Indenture Act, excluding, however, the provisions referred to in Section 316(a)(2) of the Trust Indenture Act as in effect at the date as of which the Indenture is executed or any corresponding provision in any similar federal statute thereafter enacted;

(l)	to conform to any mandatory provisions of law and in particular to comply with the requirements of the Commission in connection with the qualification of this Indenture under the Trust Indenture Act;

(m)	to conform the terms of the Indenture and the Notes to any provision or other description of the Notes, as the case may be, contained in an offering document related thereto;

(n)	to provide for the issuance of any additional Notes under the Indenture;

(o)	to comply with the rules of any applicable securities depositary; or

(p)	to make any change in any series of Notes or to add to the Indenture such provisions that do not adversely affect in any material respect the interests of the holders of such series of Notes.
Other amendments and modifications of the Indenture may be made with the consent of the holders of not less than a majority in principal amount of outstanding securities of all series issued under the Indenture affected by the amendment or modification (including any affected series of the Notes) (voting as one class); provided, no modification or amendment may, without the consent of the holder of each outstanding Note affected thereby:

(a)	change the stated maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to the Indenture or the amount thereof provable in bankruptcy pursuant to the Indenture, or change any Place of Payment where, or the coin, currency, currencies, currency units or composite currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption or repayment at the option of the holder, on or after the redemption date or repayment date, as the case may be);

(b)	reduce the percentage in principal amount of the outstanding Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture; or

(c)	modify (i) the requirements of the section of the Indenture described in this paragraph, (ii) provisions with respect to waiving compliance with specified provisions of the Indenture or (iii) provisions with respect to waiving specified defaults, except to increase any applicable percentage or to provide that other specified provisions of this Indenture cannot be modified or waived without the consent of the holder of each outstanding Note affected thereby, provided, that this clause will not be deemed to require the consent of any holder with respect to changes in the references to “the Trustee” and concomitant changes in the foregoing requirements and provisions with respect to waiving compliance with certain provisions of the Indenture, or the deletion of this proviso, in accordance with the requirements of the Indenture.
A supplemental indenture that changes or eliminates any covenant or other provision of the Indenture that has expressly been included solely for the benefit of one or more particular series of Notes, or that modifies the rights of the holders of Notes of such series with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the holders of Notes of any other series.
It will not be necessary for any act of holders described in the foregoing provisions to approve the particular form of any proposed supplemental indenture, but it will be sufficient if the act approves the substance thereof.
Satisfaction and Discharge
The Indenture will upon the Issuer’s request cease to be of further effect with respect to any series of Notes (except as to any surviving rights of registration of transfer or exchange of Notes of such series as expressly provided for in the Indenture) and the Trustee, at the expense of the Issuer, will execute proper instruments acknowledging satisfaction and discharge of the Indenture as to the applicable series of Notes when:

(a)	either:

(i)	all Notes of the applicable series theretofore authenticated and delivered (other than Notes that have been mutilated, destroyed, lost or stolen and that have been replaced or paid as provided in Indenture and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust, as provided in the Indenture) have been cancelled or delivered to the Trustee for cancellation; or

(ii)	all Notes of the applicable series not theretofore cancelled or delivered to the Trustee for cancellation:

(A)	have become due and payable, or

(B)	will become due and payable at their stated maturity within one year, or
(C)	are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer, in the case of clauses (ii)(A), (ii)(B) or (ii)(C) above, has deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose (x) an amount of cash (in the currency, currencies or currency units in which the applicable Notes are then specified as payable at stated maturity), or (y) Government Obligations applicable to the applicable Notes (determined on the basis of the currency, currencies or currency units in which the applicable Notes are then specified as payable at stated maturity), which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide money in an amount, or (z) a combination thereof, sufficient, in the case of clauses (y) and (z), in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge the entire indebtedness on the Notes of the applicable series not theretofore cancelled or delivered to the Trustee for cancellation, for principal (and premium, if any) and interest to, but excluding, the date of the deposit (in the case of Notes that have become due and payable) or to, but excluding, the stated maturity or redemption date, as the case may be; provided that if on the date of the deposit, the interest payable to, but excluding, or any premium payable on, the stated maturity or redemption date cannot be calculated, the amount deposited shall be sufficient to the extent that an amount is deposited with the Trustee equal to the interest payable to, but excluding, or the premium payable on, the stated maturity or the redemption date calculated as of the date of the deposit, with any deficit on the stated maturity or redemption date, as applicable (any such amount, the “Applicable Deficit”), only required to be deposited with the Trustee on or prior to the stated maturity or redemption date, as applicable; provided, further, any Applicable Deficit shall be set forth in an officer’s certificate of the Issuer delivered to the Trustee simultaneously with the deposit of the Applicable Deficit that confirms that the Applicable Deficit shall be applied to the interest or other amounts payable at the stated maturity or on the redemption date, as applicable;

(b)	the Issuer has paid or caused to be paid all other sums payable under the Indenture by the Issuer in respect of the Notes; and

(c)	the Issuer has delivered to the Trustee an officer’s certificate and an opinion of counsel (as specified in the Indenture).
Defeasance and Covenant Defeasance
The Indenture provides that the Issuer may elect either “defeasance” or “covenant defeasance” and Otis may elect “covenant defeasance”, in each case of the Notes of or within a series, as applicable, as described below:

(a)	“defeasance” means that the Issuer may elect to defease and be discharged from any and all obligations with respect to the applicable Notes except for the obligations to register the transfer or exchange of the applicable Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes and any related coupons, to maintain an office or agency in respect of the applicable Notes and to hold moneys for payment in trust; and

(b)	“covenant defeasance” means that the Issuer or Otis may elect to be released from its obligations, as applicable, with respect to the applicable Notes that are described under the captions “-Consolidation, Merger and Sale of Assets,” “-Existence,” “-Limitation upon Liens,” “-Limitations upon Sales and Leasebacks,” as applicable, and any omission to comply with these obligations will not constitute a default or an Event of Default with respect to the Notes.
To elect either defeasance or covenant defeasance under the Indenture, the Issuer must deposit or cause to be deposited with the Trustee, as trust funds in trust, (a) an amount of cash (in such currency, currencies or currency units in which the applicable Notes are then specified as payable at stated maturity), (b) Government Obligations applicable to the applicable Notes (determined on the basis of the currency, currencies or currency units in which the applicable Notes are then specified as payable at stated maturity), which through the payment of principal and interest in respect thereof in accordance with their terms will provide money in an amount, or (c) a combination thereof, sufficient, in the case of clauses (b) and (c), in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge the principal of (and premium, if any) and interest on the outstanding applicable Notes on their scheduled due dates.
A trust of this kind may only be established if, among other things, the Issuer has delivered to the applicable trustee an opinion of counsel to the effect that the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance, an opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service (the “IRS”) or a change in applicable U.S. federal income tax law occurring after the date of the Indenture.
No Personal Liability of Incorporators, Stockholders, Officers, Directors, Managers, Employees or Agents
The Indenture provides that no recourse will be had for the payment of principal, premium, if any, or interest, if any, on any Note, or for any claim based on or in respect of any Note or the Indenture or any supplemental indenture, against any incorporator, stockholder, officer, director, manager, employee or agent, as such, past, present or future, of the Issuer or Otis or of any successor person thereof under any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise. Each holder, by accepting the Notes, waives and releases all such liability.
Concerning Our Relationship with the Trustee, Securities Registrar and Paying Agent
The Bank of New York Mellon Trust Company, N.A. acts as Trustee, securities registrar and paying agent under the Indenture. The Bank of New York Mellon, London Branch acts as Paying Agent under the Indenture. We maintain customary banking relationships in the ordinary course of business with the Trustee and its affiliates.
Governing Law
The Indenture and the Notes are governed by and construed in accordance with the laws of the State of New York. The provisions of articles 470-1 to 470-19 of the Luxembourg act dated 10 August 1915 on commercial companies, as amended (the “Luxembourg Companies Act 1915”) are not applicable to the Notes. No holder of any Notes may initiate proceedings against the Issuer based on article 470-21 of the Luxembourg Companies Act 1915.

Book-Entry, Delivery and Form
We issued the Notes in the form of one or more permanent global notes (the “Global Notes”) in definitive, fully registered, book-entry form without coupons. The Global Notes were deposited with a common depositary (and registered in the name of the common depositary or its nominee) for, and in respect of interests held through, Clearstream Banking S.A., which we refer to as “Clearstream,” or Euroclear Bank SA/NV, which we refer to as “Euroclear.” Except as described herein, definitive notes in registered form will not be issued in exchange for beneficial interests in the Global Notes.
Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to a common depositary for Clearstream and Euroclear or its nominee. None of the Notes may be held through, no trades of the Notes will be settled through, and no payments with respect to the Notes will be made through, The Depository Trust Company (“DTC”) in the United States and no link is expected to be established among DTC and Clearstream or Euroclear in connection with the issuance of the Notes.
Beneficial interests in the Global Notes are represented, and transfers of such beneficial interests will be effected, through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in Clearstream or Euroclear. Those beneficial interests are and will be in minimum denominations of €100,000 and any integral multiple of €1,000 in excess thereof. Should definitive notes in registered form be issued to individual holders of Notes, a holder of Notes who, as a result of trading or otherwise, holds a principal amount of any series of Notes that is less than the minimum denomination would be required to purchase an additional principal amount of such series of Notes such that its holding of such series of Notes amounts to the minimum specified denomination. Investors may hold interests in the Global Notes through Clearstream or Euroclear either directly if they are participants in such systems or indirectly through organizations that are participants in such systems.
Except as set forth in the Indenture, owners of beneficial interests in the Global Notes are not entitled to have Notes registered in their names, and will not receive or be entitled to receive physical delivery of Notes in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the Notes under the Indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of Notes under the Indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action that a holder is entitled to give or take under the Indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Persons who are not Euroclear or Clearstream participants may beneficially own Notes held by the common depositary for Euroclear and Clearstream only through direct or indirect participants in Euroclear and Clearstream.
Clearstream and Euroclear
We understand that Clearstream is incorporated and existing under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to supervision by the CSSF. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.
We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV, which we refer to as the “Euroclear Operator,” under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the “Cooperative.” All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.
We have provided the descriptions of the operations and procedures of Clearstream and Euroclear in this Description of Debt Securities solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, Otis, the underwriters, the Trustee or the Paying Agent takes any responsibility for these operations or procedures, and you are urged to contact Clearstream and Euroclear or their participants directly to discuss these matters.
We, Otis, the Trustee, the Paying Agent and the securities registrar will not have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Notes.
So long as the common depositary or its nominee is the registered holder of the Global Notes, the common depositary or such nominee, as the case may be, will be considered the sole owner or holder of Notes represented by such Global Notes for all purposes under the Indenture and the Notes. Payments of principal, interest and Additional Amounts, if any, in respect of the Global

Notes will be made to the common depositary or such nominee, as the case may be, as registered holder thereof.
Distributions of principal, interest and Additional Amounts, if any, with respect to the Global Notes will be credited in euro to the extent received by Euroclear or Clearstream to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.
Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the Global Notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.
Initial settlement for the Notes were made in immediately available funds. Secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional euro-denominated bonds in immediately available funds.
You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the Notes through the Clearstream and Euroclear systems on days when those systems are open for business. Those systems may not be open for business on days on which banks, brokers and other institutions are open for business in the United States or London. In addition, because of time-zone differences, there may be problems with completing transactions involving the Clearstream and Euroclear systems on the same Business Day as in the United States. U.S. investors who wish to transfer their interests in the Notes, or to make or receive a payment or delivery of the Notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether the Clearstream or Euroclear system is used.
Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any Notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired date.
Secondary market sales of book-entry interests in the Notes held through Clearstream or Euroclear to purchasers of book-entry interests in a Global Note through Clearstream or Euroclear will be conducted in accordance with the normal rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional euro-denominated bonds in same-day funds.
We have obtained the information in this section concerning Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but neither we nor the underwriters take any responsibility for the accuracy of this information.
In a few special situations described below, the book-entry system for the Notes will terminate and interests in the Global Notes will be exchanged for definitive notes in registered form. You must consult your bank, broker or other financial institution to find out how to have your interests in the Notes transferred to your name, so that you will be a direct holder.
The special situations for termination of the book-entry system for the Notes are:

•	the depositary for any of the Notes represented by a registered Global Note notifies us that it is unwilling or unable to continue as depositary or clearing system for the Global Notes, and we are unable to find a qualified replacement for such depositary within 90 days;

•	we in our sole discretion determine to allow Global Notes to be exchangeable for definitive notes in registered form; or

•	there has occurred and is continuing an event of default with respect to the Notes and the depositary notifies the trustee of its decision to exchange the Global Notes for definitive notes in registered form.
Certain Definitions
For purposes of this “Description of the Notes,” the following definitions are applicable:
“Attributable Debt” means, as to any particular lease under which any person is at the time liable for a term of more than 12 months, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under such lease during the remaining term thereof (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates thereof to such date at the rate of 15% per annum, compounded monthly. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales). In the case of any lease which is terminable by the lessee upon the payment of a penalty in an amount which is less than the total discounted net amount of rent required to be paid from the later of the first date upon which such lease may be so terminated or the date of the determination of such net amount of rent, as the case may be, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.
“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions or trust companies in the City of New York or the City of London, or the relevant Place of Payment, are authorized or required by law, regulation or executive order to close, and that is a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System (the TARGET2 system), or any successor thereto, operates.
“Change of Control” means the occurrence of any of the following after the date of issuance of the Notes:

(a)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Otis and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) other than to Otis or one of its subsidiaries, and other than any such transaction or series of related transactions in which the holders of Otis’ Voting Stock outstanding immediately prior thereto hold Voting Stock of the transferee person representing a majority of the voting power of the transferee person’s Voting Stock immediately after giving effect thereto;

(b)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (other than Otis or one of its subsidiaries) becomes the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of Otis’ Voting Stock representing a majority of the voting power of the Otis’ outstanding Voting Stock;

(c)	Otis consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, Otis, in any such event pursuant to a transaction in which any of Otis’ outstanding Voting Stock is converted into or exchanged for cash, securities or other property, other than any such transaction where Otis’ Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing a majority of the voting power of the Voting Stock of the surviving person (or its parent) immediately after giving effect to such transaction; or

(d)	the adoption by Otis’ shareholders of a plan relating to Otis’ liquidation or dissolution.
Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control under clause (b) above if (i) Otis becomes a direct or indirect wholly-owned subsidiary of a holding company or other person and (ii) (A) the direct or indirect holders of the Voting Stock of such holding company or other person immediately following that transaction are substantially the same as the holders of Otis’ Voting Stock immediately prior to that transaction or (B) immediately following that transaction, no “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (other than a holding company or other person satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company or other person.
“Change of Control Triggering Event” means, with respect to the applicable series of Notes, the Notes of such series cease to be rated Investment Grade by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by Otis of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade or withdrawal). However, a Change of Control Triggering Event otherwise arising by virtue of a particular reduction in, or withdrawal of, rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Change of Control Triggering Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in, or withdrawal of, rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at Otis’ request that the reduction or withdrawal was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Change of Control Triggering Event). If a Rating Agency is not providing a rating for the Notes at the commencement of any Trigger Period, the Notes will be deemed to have ceased to be rated “Investment Grade” by such Rating Agency during that Trigger Period.
Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, as amended, or, if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.
“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Issuer, a German federal government bond whose maturity is closest to the maturity of the Notes to be redeemed, assuming for such purpose that the Notes to be redeemed matured on the applicable Par Call Date, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German federal government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German federal government bonds selected by the Issuer, determine to be appropriate for determining the Comparable Government Bond Rate.
“Comparable Government Bond Rate” means, with respect to any redemption date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date of the notice of redemption relating to such redemption date, would be equal to the gross redemption yield on such business day of the Comparable Government Bond (as defined above) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by the Issuer.
“Consolidated Net Total Assets” means the total amount of assets of Otis and its consolidated subsidiaries (less applicable reserves and other properly deductible items) after deducting therefrom all current liabilities (excluding any thereof that are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed), all as set forth on the most recent consolidated balance sheet of Otis and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles (which calculation shall give pro forma effect to any Material Acquisition or Material Disposition consummated by Otis or its consolidated subsidiaries since the date of such balance sheet and on or prior to the date of determination, as if such Material Acquisition or Material Disposition had occurred on the date of such consolidated balance sheet).
“Debt” means notes, bonds, debentures or other similar evidences of indebtedness for borrowed money.
“Government Obligations” means (x) any security that is (i) a direct and unconditional obligation of the European Union, (ii) backed by the European Union’s budgetary and cash resources and by the European Commission’s right to call for additional resources from member states, (iii) a direct obligation of the German government or (iv) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of the German government the payment of which is fully and unconditionally guaranteed by the German government or the central bank of the German government, which, in each case of (x)(i), (ii), (iii) or (iv), is not revocable, callable or redeemable at the option of the issuer thereof, and (y) certificates, depositary receipts or other instruments which evidence a direct ownership interest in obligations described in clause (x)(i), (ii), (iii) or (iv) above or in any specific principal or interest payments due in respect thereof.
“Industrial Development Bonds” means obligations issued by a State, a Commonwealth, a Territory or a possession of the United States, or any political subdivision of any of the foregoing, or the District of Columbia, the interest on which is excludable from gross income of the holders thereof pursuant to the provisions of Section 103(a) of the Internal Revenue Code of 1986, as amended (or any similar provision), as in effect at the time of the issuance of such obligations.
“Interest Payment Date,” when used with respect to any Notes, means the date specified in such Notes as the fixed date on which an installment of interest is due and payable.
“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement rating agency and in the manner for selecting a replacement rating agency, in each case as set forth in the definition of “Rating Agency.”
“Lien” means any pledge, mortgage, lien, encumbrance and security interest.
“Material Acquisition” means any acquisition by Otis or any of its subsidiaries of (a) equity interests in any person if, after giving effect thereto, such person will become a subsidiary of Otis or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any person (in the case of clauses (a) and (b), including as a result of a merger or consolidation); provided that, in the case of clauses (a) and (b), the aggregate consideration therefor exceeds $50,000,000.
“Material Disposition” means any sale, transfer or other disposition by Otis or any of its subsidiaries of (a) all or substantially all the issued and outstanding equity interests in any person that are owned by Otis or any of its subsidiaries or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any person; provided that, in the case of clauses (a) and (b), such sale, transfer or other disposition yields net proceeds to Otis or any of its subsidiaries in excess of $50,000,000.
“Maturity” means the date on which the principal (or premium, if any) of such Note or an installment of principal becomes due and payable as provided by the Indenture or the Note, whether at the stated maturity or by declaration of acceleration, call for redemption or otherwise.
“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
“person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity of whatever nature.
“Place of Payment,” when used with respect to the Notes of or within any series, means the place or places where the principal of (and premium, if any), interest and Additional Amounts owed on such Notes are payable, as contemplated by the Indenture.
“Principal Property” means any manufacturing plant or warehouse, together with the land upon which it is erected and fixtures comprising a part thereof, owned by Otis or any Wholly-Owned Domestic Manufacturing Subsidiary and located in the United States, the gross book value (without deduction of any reserve for depreciation) of which on the date as of which the determination is being made is an amount which exceeds 1% of Consolidated Net Total Assets, other than any such manufacturing plant or warehouse or any portion thereof or any such fixture (together with the land upon which it is erected and fixtures comprising a part thereof) (a) which is financed by Industrial Development Bonds or (b) which, in the opinion of the board of directors of Otis (or any duly authorized committee thereof), is not of material importance to the total business conducted by Otis and its subsidiaries, taken as a whole.
“Rating Agency” means each of Moody’s and S&P; provided that, if either Moody’s or S&P cease to provide rating services to issuers or investors, Otis may appoint another “nationally recognized statistical rating organization,” as defined under Section 3(a)(62) of the Securities Exchange Act of 1934, as amended, as a replacement agency for such Rating Agency; provided that Otis shall give notice of such appointment to the Trustee.
“Record Date” means the close of business on the date that is 15 calendar days prior to the date on which interest is scheduled to be paid, regardless of whether such date is a Business Day; provided that, if any of the Notes are held by a securities depositary in book-entry form, the Record Date for those Notes will be the close of business on the Business Day immediately preceding the date on which interest is scheduled to be paid.

“Remaining Scheduled Payments” means, with respect to each Note being redeemed, the remaining scheduled payments of principal and interest (excluding interest accrued to, but excluding, the redemption date) of such Note that would be due after the related redemption date but for the redemption.
“S&P” means S&P Global Ratings, and its successors.
“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

“Wholly-Owned Domestic Manufacturing Subsidiary” means any subsidiary of which, at the time of determination, all of the outstanding capital stock (other than directors’ qualifying shares) is owned by Otis directly and/or indirectly and which, at the time of determination, is primarily engaged in manufacturing, except a subsidiary that (a) neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States, (b) is engaged primarily in the finance business, including, without limitation thereto, financing the operations of, or the purchase of products that are products of or incorporate products of, Otis and/or its subsidiaries, or (c) is primarily engaged in ownership and development of real estate, construction of buildings, or related activities, or a combination of the foregoing. In the event that there shall at any time be a question as to whether a subsidiary is primarily engaged in manufacturing or is described in the foregoing clause (a), (b) or (c), such matter shall be determined for all purposes of the Indenture by a board resolution.